Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Hires Chief Financial Officer

Southern Community Financial Corporation announced today that David W. Hinshaw has been hired as Executive Vice President and Chief Financial Officer. Mr. Hinshaw brings over 25 years of experience in public accounting with a concentration in the banking industry.

Most recently he was Director of Accounting and Auditing for Cherry, Bekaert & Holland, L.L.P., one of the top twenty-five accounting firms in the country. In addition to his responsibilities for the assurance services practice, he was the client service partner for community banks, savings associations and multinational public companies. Mr. Hinshaw has assisted clients with conversions, public offerings, and mergers and acquisitions.

He is currently a member of the AICPA SEC Regulations Committee, the primary liaison between the staff of the SEC and the accounting profession on technical matters. Mr. Hinshaw is a frequent lecturer on SEC reporting.

His career began with Ernst & Young in 1979. During his tenure he was responsible for services to Wachovia Corporation and other financial services companies. He received his B.A. in Accounting, Cum Laude, from North Carolina State University and is a CPA.

F. Scott Bauer, CEO, commented: “We are fortunate to obtain someone with David’s experience and technical background. He is a great fit for our organization, especially with the current regulatory environment, and will be a key part of our management team.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO,

respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For Additional Information:
F. Scott Bauer, Chairman/CEO
336-768-8500

*end of release*